As filed with the Securities and Exchange Commission on June 20, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WINNEBAGO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-0802678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 152, Forest City, Iowa	50436
(Address of Principal Executive Offices)	(Zip Code)

WINNEBAGO INDUSTRIES, INC. 2019 OMNIBUS INCENTIVE PLAN
(Full title of plan)

Stacy L. Bogart
Vice President - General Counsel and Secretary
Winnebago Industries, Inc.
P.O. Box 152, Forest City, Iowa 50436
(641) 585-3535
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.50 par value	4,100,000	$36.29	$148,789,000	$18,033.23

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend, or similar adjustment of the outstanding Common Stock of the Registrant.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on June 13, 2019.

EXPLANATORY NOTE

The shareholders of Winnebago Industries, Inc. (the “Company” or the “Registrant”) approved the Company’s 2019 Omnibus Incentive Plan (the “2019 Plan”) on December 11, 2018 (the “Effective Date”). As provided in the 2019 Plan, 4,100,000 shares of Common Stock are available for issuance thereunder.

In addition, the number of shares of Common Stock available for issuance under the 2019 Plan will be increased by the number of shares subject to awards that were outstanding under the Company’s 2014 Omnibus Equity, Performance Award and Incentive Compensation Plan, and the Company’s 2004 Incentive Compensation Plan on the Effective Date that subsequently expire, are forfeited or cancelled or are settled for cash. Such shares may be registered for issuance under the 2019 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)
The Registrant’s Annual Report on Form 10-K for the year ended August 25, 2018, including information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A for our 2018 Annual Meeting of Shareholders filed with the Commission on October 31, 2018;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended November 24, 2018, February 23, 2019, and May 25, 2019;

(3)	The Registrant’s Current Reports on Form 8-K filed on September 24, 2018 and December 13, 2018; and

(4)
The description of the Registrant’s Common Stock contained in the Forms 8-A pursuant to Section 12(b) of the Exchange Act filed with the Commission on June 18, 1969 and June 16, 1971 (SEC File No. 001-06403) and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is described in paragraph (d)(1), (d)(2), (d)(3), or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such items.

Item 4.	Description of Securities.

The Company’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 490.851 of the Iowa Business Corporation Act gives Iowa corporations the power to indemnify present and former directors under certain circumstances. The Amended and Restated Articles of Incorporation of the Company provide for indemnification by the Company to the fullest extent possible of directors against all expenses, liabilities, and loss (including attorney’s fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) actually incurred by such person relating to his or her conduct as a director of the Company, except that the aforesaid mandatory indemnification shall not apply (i) to a breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for a transaction from which a director derived an improper personal benefit, or (iv) against judgments, penalties, fines, and settlements arising from any proceeding by or in the right of the Company, or against expenses in any such case where such director shall be adjudged liable to the Company. The Amended and Restated Articles of Incorporation further provide that the indemnification provided thereunder shall not be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Iowa Business Corporation Act provides that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the Company would have power to indemnify that individual against the same liability under the Iowa Business Corporation Act. The Company maintains a directors’ and officers’ liability insurance policy to insure individual directors and officers against these obligations.

Item 7.	Exemption from Registration Claimed.

Not applicable.  No securities are to be re-offered or resold pursuant to this Registration Statement.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3a of the Company’s Annual Report on Form 10-K filed on October 18, 2018.)
4.2	Amended By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K filed on June 16, 2016.)
5.1	Opinion of Faegre Baker Daniels LLP. (Filed herewith.)
10.1	Winnebago Industries, Inc. 2019 Omnibus Incentive Plan. (Incorporated by reference to Appendix A of the Company’s Proxy Statement on Definitive 14A filed on October 31, 2018.)
23.1	Consent of Independent Registered Public Accounting Firm. (Filed herewith.)
23.2	Consent of Faegre Baker Daniels LLP. (Included in Exhibit 5.1.)
24	Power of Attorney. (Filed herewith.)

Item 9.	Undertakings.

A.	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on June 20, 2019.

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Stacy L. Bogart
Stacy L. Bogart
Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 20, 2019.

SIGNATURE	TITLE
Michael J. Happe*
Michael J. Happe	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Bryan L. Hughes
Bryan L. Hughes	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Maria F. Blase	The Board of Directors*
Christopher J. Braun
Robert M. Chiusano
William C. Fisher
David W. Miles
Richard D. Moss
John M. Murabito

*
Stacy L. Bogart, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Stacy L. Bogart
Stacy L. Bogart
Attorney-in-Fact

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